UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 12, 2018

Avinger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 241-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01              Entry into a Material Definitive Agreement

Registered Direct Offering

On July 12, 2018, Avinger, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Ladenburg Thalmann & Co. Inc.. (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of an aggregate of 2,166,180 shares of the Company’s common stock (the “Shares”). The Company will pay to the Placement Agent a cash fee equal to 8% of the gross proceeds generated from the sale of the Shares and reimburse the Placement Agent for certain of its expenses in an amount not to exceed $60,000. The Company intends to use the proceeds of this offering for general corporate purposes.

The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

The offering of the Shares (the “Registered Offering”) is being made pursuant to the Company’s effective shelf registration statement (the “Registration Statement”) on Form S-3 (Registration No. 333-209368), including the prospectus dated March 8, 2016 contained therein, and the prospectus supplement dated July 12, 2018.

On July 12, 2018, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the purchasers of the Shares. The Purchase Agreement provides for the sale and issuance by the Company of an aggregate of 2,166,180 Shares, at an offering price of $1.6425  per share for gross proceeds of approximately $3.55 million before deducting the Placement Agent’s fees and related offering expenses. The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

Private Placement

The Purchase Agreement also provides for a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”) of warrants to purchase the Company’s common stock (the “Warrants”) with the purchasers in the Registered Offering. The Warrants will be exercisable for an aggregate of 1,083,091 shares of common stock beginning on the six-month anniversary of their issuance. The Warrants will have an exercise price of $1.58 per share and will expire on the third anniversary of their issuance. Subject to limited exceptions, a holder of a Warrant will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99%, or 9.99% at a holder’s election, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice to us.

The Placement Agency Agreement, Purchase Agreement and form of Warrant are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agency Agreement, Purchase Agreement and Warrants are qualified in their entirety by reference to such exhibits.

Item 3.02              Unregistered Sales of Equity Securities

The disclosures under Item 1.01 above regarding the unregistered sale of the Warrants are incorporated herein by reference.

Item 8.01              Other Events

On July 12, 2018, the Company issued a press release announcing the Offerings. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Company is filing the opinion of its counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, as Exhibit 5.1 hereto, regarding the legality of the Shares covered by the Purchase Agreement.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
1.1	Placement Agency Agreement, dated as of July 12, 2018, by and between Avinger, Inc. and Ladenburg Thalmann & Co. Inc.
4.1	Form of Warrant
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1	Securities Purchase Agreement, dated as of July 12, 2018, by and among Avinger, Inc. and the purchasers identified on the signature pages thereto
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
99.1	Press Release of Avinger, Inc. dated July 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVINGER, INC.

Date: July 12, 2018	By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski President and CEO